As filed with the Securities and Exchange Commission on September 20, 2007
Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-31875)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INFOCROSSING, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-325-2333
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
2 Christie Heights Street
Leonia, NJ 07605
(201) 840-4700
(Address of Principal Executive Offices)

AMENDED AND RESTATED 1992 STOCK OPTION AND
STOCK APPRECIATION RIGHTS PLAN OF INFOCROSSING, INC.
(Full Title of the Plan)

Zach Lonstein
Chief Executive Officer
Infocrossing, Inc.
2 Christie Heights Street
Leonia, NJ 07605
(201) 840-4700
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPIES TO:
Raj Judge, Esq.
Christopher Rose, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
(650) 493-9300

RECENT EVENTS: DEREGISTRATION
     The Registration Statement on Form S-8 (Registration No. 333-31875) (the “Registration Statement”) of Infocrossing, Inc., a Delaware corporation (“Infocrossing”), pertaining to the registration of certain shares of common stock issuable under the Amended and Restated 1992 Stock Option and Stock Appreciation Rights Plan of Infocrossing, Inc. to which this Post-Effective Amendment No. 1 relates, was filed with the Securities Exchange Commission on July 23, 1997.
     On September 20, 2007, after completion of a tender offer (the “Offer”) by Roxy Acquisition Corp. (“Merger Sub”), an indirect wholly-owned subsidiary of Wipro Limited, a corporation organized under the laws of India (“Parent”), for all of the outstanding shares of common stock of Infocrossing, Merger Sub merged with and into Infocrossing (the “Merger”). Pursuant to the Merger, each outstanding share of common stock of Infocrossing not tendered in the Offer (other than dissenting shares or shares owned directly or indirectly by Parent, Merger Sub or any wholly-owned subsidiary of Infocrossing) was converted into the right to receive $18.70 per share, net to the holder thereof in cash without interest, less any required withholding taxes. The Merger became effective upon filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware on September 20, 2007 (the “Effective Time”).
     As a result of the Merger, Infocrossing has terminated all offerings of securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Infocrossing in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, Infocrossing hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the Effective Time.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leonia, State of New Jersey, on September 20, 2007.

INFOCROSSING, INC.
By:	/s/ Zach Lonstein
Zach Lonstein
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Zach Lonstein Zach Lonstein	Chief Executive Officer (principal executive officer)	September 20, 2007

/s/ Robert B. Wallach Robert B. Wallach	President and Chief Operating Officer	September 20, 2007

/s/ William J. McHale William J. McHale	Chief Financial Officer, Senior Vice President – Finance, & Treasurer (principal financial officer and principal accounting officer)	September 20, 2007

/s/ Suresh C. Senapaty Suresh C. Senapaty	Director	September 20, 2007

/s/ Suresh Vaswani Suresh Vaswani	Director	September 20, 2007

/s/ Sudip Nandy Sudip Nandy	Director	September 20, 2007

/s/ P.R. Chandrasekar P.R. Chandrasekar	Director	September 20, 2007